CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT dated for reference the 1st day of September, 2000


BETWEEN:

          STEWART WALCHLI, a businessman with an address of #407 - 2 Tichester Road, Toronto, Ontario M5P 1P1

          (hereinafter the "Executive")

                                                  OF THE FIRST PART

AND:

          SIDWARE SYSTEMS INC., a company duly incorporated under the laws of the Province of British Columbia with a business address of #102 - 930 West 1st Street, North
          Vancouver, British Columbia, V7P 3N4


          (hereinafter the "Company")

                                                OF THE SECOND PART

	WHEREAS:

A. The Executive and the Company have entered into an Employment Agreement dated for reference the 14th day of January 2000.

B. Company recognizes that the Executive provides valuable services to the Company.

C. The Company recognizes that as a result of its current technology and business associations there exists a possibility of a Change of Control of the Company, as defined herein.

D. The Company further recognizes that it is in the best interests of the Company and its shareholders to retain the services of the Executive in the event of a Change of Control and to ensure his continued dedication and efforts in such event without undue concern for his personal, financial and employment security.

E. In order to induce the Executive to remain in the employ of the Company, particularly in the event of a Change of Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change of Control.

       NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

                            PART I
                       INTERPRETATION

1.1 Definitions. In this Agreement, the following words and phrases shall have the following meanings:

"Annual Salary" means the sum of:

(a)     the greater of:

     (i) the annual salary, paid or payable to the Executive by the Company and its subsidiaries, for the twelve (12) month period immediately preceding the month in which a Change of Control occurs; and

     (ii) the annual salary, paid or payable to the Executive by the Company and its subsidiaries, for the twelve (12) month period immediately preceding the month in which the Executive's employment is terminated occurs;

(and, if the rate of the Executive's salary is increased during the twelve
(12) months preceding the month in which the Change of Control or termination occurs, or if the Executive is employed for a period less than twelve (12) months prior to the Change of Control or termination, the Annual Salary shall be calculated by multiplying the monthly salary of the Executive in effect for the month immediately preceding the month in which Change of Control or termination occurred (which ever is more favourable to the Executive) by twelve (12)); and

(b)     the greater of:

     (i) the annual bonus, equal to or greater than US$50,000, paid or payable to the Executive by the Company and its subsidiaries, for the twelve (12) month period immediately preceding the month in which a Change of Control or termination of the Executive's employment occurs, whichever is more favourable to the Executive; and

     (ii) the average annual bonus, equal to or greater than US$50,000, paid to the Executive by the Company and its subsidiaries for the five (5) years immediately preceding the month in which a Change of Control or termination of the Executive's employment occurs, whichever is more favourable to the Executive;

"Board" shall mean the Board of Directors of the Company.

"Change of Control" shall mean any of the following:

(a) any change in the holding, direct or indirect, of the voting shares of the Company as a result of which a person or group of persons acting jointly or in concert, or persons associated or affiliated with any such person or group, acquire sufficient voting shares of the Company to obtain effective control of the Company and such acquisition receives all necessary shareholder approval. For the purposes of this Agreement a person or a group of persons acting jointly or in concert, or persons associated or affiliated with such person or group, holding voting shares in excess of the number that, directly or indirectly (assuming the conversion of any convertible securities and the exercise of any option, warrant or other right to acquire voting shares of the Company by that such person or group), would entitle the holders thereof to cast 25% or more of the votes attaching to all shares of the Company that may be cast to elect directors of the Company, shall be deemed to be in a position to exercise effective control of the Company;

(b) the Incumbent Directors ceasing to constitute a majority of the Board of Directors of the Company or a Successor Company;

(c) the shareholders of the Company approve a plan of liquidation or dissolution of the Company;

(d) the shareholders of the Company approve the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition pursuant to which the Company receives voting securities of the acquirer that represent more than 60% (percent) of the acquirer's outstanding voting securities immediately after such sale or disposition, and the Incumbent Directors of the Company constitute a majority of the Board of Directors of the acquirer;

(e) the shareholders of the Company approve a merger, amalgamation, consolidation or reorganization (the foregoing are called a "transaction" in this subsection) with respect to the Company other than:

     (i) a transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Successor
     Company) 60% or more of such Successor Company's outstanding voting securities immediately after such a transaction; and

     (ii) the Incumbent Directors of the Company constituting a majority of the Board of Directors of the Successor Company immediately after such transaction.

"Date of Termination" has the meaning ascribed thereto in paragraph 3.4 hereof.

"Disability" or "Disabled" means a physical or mental infirmity which results in the Executive being unable to substantially perform most duties of the type performed by the Executive prior to the onset of the infirmity, which inability continues for a period of at least one hundred and fifty
(150) consecutive business days.

"Incumbent Directors" means the members of the Board of Directors of the Company as of the date of this Agreement and any successor to one of the Incumbent Directors who is recommended or elected or appointed to succeed another of the Incumbent Directors by the affirmative vote of a majority of the Incumbent Directors then on the Board of Directors of the Company.

"Just Cause" means:

(a) the wilful and continued failure by the Executive to substantially perform the duties which the Executive performed prior to the occurrence of a Change of Control (other than any such failure resulting from a Disability); or

(b) the wilful engaging by the Executive in any unlawful or criminal act in the course of performing the Executive's employment duties, or in any way involving the affairs or operation of the Company.

For the purposes hereof, no act or failure to act on the Executive's part shall be considered "wilful" unless done or omitted to be done by him other than in good faith and without reasonable belief that his act or omission was lawful and in the best interests of the Company.

"Justifiable Grounds" means the occurrence of any one of the following within three (3) years of a Change of Control , without the Executive's express written consent:

(a) the Company assigning to the Executive duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to the Change of Control or a change in the Executive's position, duties (including any positions or duties as a director of the Company), responsibilities
(including reporting responsibilities), titles or offices in effect immediately prior to the Change of Control, or any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions, duties or offices, except in connection with the termination of the Executive's employment with the Company for Just Cause or as a result of Disability;

(b) a reduction by the Company of the Executive's Annual Salary, any adverse change in the basis upon which the Executive's Annual
Salary is determined or any failure by the Company to increase the Executive's Annual Salary on a basis consistent with practices in effect prior to the Change of Control or with practices implemented subsequent to the Change of Control with respect to senior executives of the Company generally, whichever is more favourable to the Executive;

(c) a failure by the Company to continue to provide to the Executive any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, stock option plan, life insurance, disability plan, pension plan or retirement plan in which the Executive was participating or was entitled to participate in immediately prior or subsequent to the Change of Control, whichever is more favourable to the Executive; or the taking by the Company of any action adversely affecting the Executive's participation in or materially reducing his rights or benefits under or pursuant to any such plan, or the failure by the Company to increase or improve such rights or benefits on a basis consistent with practices in effect prior to the Change of Control or with practices implemented subsequent to the Change of Control with respect to the senior executives of the Company generally, whichever is more favourable to the Executive;

(d) the Company relocating the Executive to any place more than 30 km from the location in which he performed his duties for the Company immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations immediately prior to the Change of Control;

(e) any failure by the Company to provide the Executive with the number of paid vacation days to which he received immediately prior or subsequent to the Change of Control, whichever is more favourable to the Executive; or any failure by the Company to increase such paid vacation on a basis consistent with practices in effect prior to the Change of Control or with practices implemented subsequent to the Change of Control with respect to the senior executives of the Company generally, whichever is more favourable to the Executive;

(f) the Company taking any action to deprive the Executive of any material fringe benefit enjoyed by him immediately prior or subsequent to the Change of Control, or the Company failing to increase or improve such material fringe benefits on a basis consistent with practices in effect prior to the Change of Control or with practices implemented subsequent to the Change of Control with respect to the senior executives of the Company generally, whichever is more favourable to the Executive;

(g)     any breach by the Company of any provision of this Agreement;

(h) any failure by a Successor Company to assume and agree to be bound by the provisions of this Agreement;

and notwithstanding the foregoing, any event or condition described in this definition of Justifiable Grounds which occurs 180 days prior to a Change of Control shall constitute Justifiable Grounds for purposes of this Agreement notwithstanding that it occurred prior to the Change of Control.

"Prime Rate" means the annual rate of interest announced from time to time by the Federal Reserve as a reference rate then in effect for determining interest rates on United States dollar commercial loans in the United States.

"Successor Company" includes an entity created as a result of the merger, amalgamation, consolidation or reorganization of the Company and another business entity, and an entity that acquires all or substantially all of the assets of the Company.

"Unexercised Rights" has the meaning ascribed thereto in paragraph 4.1(d) hereof.

1.2 Headings. The headings of the Parts and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

1.3 Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Agreement.

1.4 Number and Gender. All words importing the singular number include the plural and vice versa, and all words importing gender include the masculine, feminine and neuter genders.

1.5 Successor Company. A reference in this Agreement to the Company shall also include a reference to a Successor Company unless the context requires otherwise.

                                PART II
                                 TERM

2.1 The term of this Agreement is for five years, commencing on October 1, 2000, and expiring September 30, 2005. The term of this Agreement shall automatically be extended for additional one year terms, unless not less than ninety (90) days prior to the end of any such term (original or an extended), the Company provides written notice to the Executive that it does not wish to further extend this Agreement.

                               PART III
                      TERMINATION OF EMPLOYMENT

3.1 The Company may terminate the Executive's employment without obligation to pay to the Executive compensation under Parts IV and V, upon the Executive's death, if the Executive is Disabled and does not resume the performance of substantially most of the duties of the type performed by the Executive prior to the onset of the disability within a period of 30 days after notice has been given, or for Just Cause in accordance with the requirements of paragraph 3.6.

3.2 The Executive may terminate his employment with the Company and trigger compensation payable by the Company under Parts IV and V by delivering a notice of termination to the Company specifying in reasonable detail the Executive's Justifiable Grounds for terminating his employment.

3.3 If the Company terminates the Executive's employment for any reason other than death, Disability or Just Cause, and a Change of Control has occurred within the 3 year period prior to such termination or within 180 days of such termination, then the Company shall be obligated to pay to the Executive compensation under Parts IV and V.

3.4 Date of Termination. "Date of Termination" shall mean in the case of the Executive's death, his date of death, and in all other cases, the date a notice of termination is delivered to the other party. If the Company does not provide a notice of termination to the Executive with respect to a termination pursuant to section 3.3 of this Agreement, the Date of Termination in such case shall be the date on which the Executive's employment with the Company is terminated.

3.5 Effect of Just Cause Termination. If the Executive's employment is terminated for Just Cause, the Company shall pay to the Executive, if not theretofore paid, his full salary and any other compensation earned through the Date of Termination at the rate in effect at the time notice of termination is given and the Company and its subsidiaries shall have no further obligations to the Executive under this Agreement.

3.6 Board Resolution. The Company shall not terminate the Executive's employment with the Company for Just Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of misconduct giving rise to Just Cause and specifying the particulars thereof in detail.

3.7     The Executive's right to terminate his employment pursuant to section
3.2 shall not be affected by his incapacity due to physical or mental illness prior to the time a Disability has occurred.

                                PART IV
                    SEVERANCE AND BENEFIT PAYMENTS

4.1 If the Executive's employment with the Company is terminated in the circumstances described in section 3.2 or 3.3 of this Agreement, then the Company shall:

(a) pay the Executive in a lump sum payment, within ten (10) days after the Date of Termination, the aggregate of the following amounts (less any deductions required by law);

     (i) if not theretofore paid, the Executive's Annual Salary through the Date of Termination; plus

     (ii) an amount equal to two (2) times the Executive's Annual Salary as partial compensation for the Executive's loss of employment; plus

(b)	the Company will continue to maintain all of the Executive's employment benefits (including without limitation, health, medical and dental coverage) at the level existing as at the date of Change of Control or the Date of Termination, whichever is more favourable to the Executive, until the earlier of:

     (i) the obtaining by the Executive of alternative employment that provides employment benefits of a comparable nature;

     (ii)     the death of the Executive; or

     (iii) the expiry of a period of sixty (60) days from the Date of Termination.

(c) if, as a result of the Executive's employment with the Company, the Executive holds securities convertible into or exchangeable for securities or shares of the Company or any affiliate thereof or holds options, rights, warrants or other entitlements for the purchase or acquisition of shares of the Company or any affiliate thereof ("Unexercised Rights") that are not then exercisable, all Unexercised Rights so held shall be accelerated so that, notwithstanding any provisions of any resolution, by-law, agreement, contract or instrument pertaining to or evidencing the Unexercised Rights to the contrary, the Unexercised Rights shall become immediately exercisable and shall remain exercisable for a period of ninety (90) days following the Date of Termination, and this Agreement shall evidence any such agreement of the Company and the Executive to such acceleration as may be required under, pursuant to or in connection with the Unexercised Rights or any documents or instruments creating or governing such Unexercised Rights;

4.2 The benefits payable to the Executive under this Part shall not be reduced in any respect in the event that the Executive shall secure, or shall not reasonably pursue, alternate employment following the termination of the Executive's employment.

4.3 The Company shall structure and schedule the payment of the compensation due pursuant to this Agreement in accordance with any lawful request of the Executive (whether a lump sum payment, instalment payments or other method allowing for an income tax deferral to the Executive) provided that the Executive shall be responsible for the cost of any legal or other expert services required to implement such a request.

                              PART V
                 FURTHER EXECUTIVE BENEFITS

5.1 If the Executive's employment with the Company is terminated in the circumstances described in section 3.2 or 3.3 of this Agreement, the Company shall in addition:

(a) pay all additional reasonable expenses that shall be incurred by the Executive in connection with the Executive obtaining alternate full-time employment, including the costs associated with relocation by the Executive to obtain such alternative employment;

(b) pay to the Executive all outstanding and accrued regular and special vacation pay to the Date of Termination;

(c) pay, to the full extent permitted by law, all legal fees and expenses that the Executive, the Executive's legal representatives or the Executive's family may reasonably incur as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or as a result of any action by the Executive, the Executive's legal representatives or the Executive's family to enforce his or their rights under this Agreement, plus interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated at a rate equal to the Prime Rate plus one percent (1%) per annum from the date such amount was payable hereunder.

5.2 The benefits payable under this Part shall not be reduced in any respect in the event the Executive shall secure, or not reasonably pursue, alternative employment following termination of the Executive's employment.

                            PART VI
              SETTLEMENT OF CLAIMS AND DISPUTES

6.1 Claims. Any denial by the Company of a claim for such severance and/or benefits hereunder shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.

6.2 Appeal. The Board shall afford a reasonable opportunity to the Executive to appeal to the Board a decision of the Board or Company within sixty (60) days after notification by the Board or Company that the Executive's claim under this Agreement has been denied. The Executive is not required to exercise or exhaust the appeal rights under this paragraph before commencing proceedings under paragraph 6.3.

6.3 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by binding arbitration in Vancouver, British Columbia before a single arbitrator in accordance with the procedure for cases under the British Columbia International Commercial Arbitration Centre ("BCICAC") rules, as such procedures may be amended from time to time. The parties agree that rule 2 providing for the administration of the arbitration by the Centre shall not apply to an arbitration brought in accordance with this paragraph.

6.4 Arbitrator's Award. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

6.5 Right of Set-off, Counterclaim, etc. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defence or other right which the Company may have against the Executive or others unless such circumstances arise out of any criminal or fraudulent conduct which the Company in good faith believes was engaged in by the Executive in connection with his employment with the Company.

                           PART VII
                            GENERAL

7.1 Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered or mailed by prepaid registered mail addressed as follows:

(a)     in the case of the Company:
        Sideware Systems Inc.
        #102 -930 West 1st Street
        North Vancouver, British Columbia
        V7P 3N4
        Attention:  Chairman of the Board

        Sideware Corp.
        1810 Samuel Morse Drive
        Reston, Virginia
        20190
        Attention: President

(c)     in the case of the Executive:
        10084 McCarty Crest Court
        Fairfax, Virginia
        22030

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notices so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed as aforesaid, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

7.2 Severable. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter of this Agreement.

7.4 Amendments. No amendments or modifications of this Agreement shall be binding unless in writing, signed by each of the parties hereto.

7.5 Waiver. No waiver by either party hereto of any breach of any of the provisions of this Agreement shall take effect or be binding upon the party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

7.6 Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, executors, administrators, and other legal representatives. Subject to assignment of this Agreement by the Company to a Successor
Company, any assignment of this Agreement without the prior written consent of the other party shall be void and unenforceable.

7.7 Further Acts. The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

7.8 Non-exclusivity of Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

7.9 CDNX Approval. The parties acknowledge and agree that the terms and conditions of this Agreement are subject to the rules, regulations and polices of the Canadian Venture Exchange and any approval required thereof.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


    "signed"
------------------------
	Stewart Walchli


SIDEWARE SYSTEMS INC.

Per:
     "signed"
-------------------------